Exhibit 99.1

Edge Therapeutics Announces First Patient Treated in Phase 3 NEWTON 2 Study of EG-1962 in Adult Patients with Aneurysmal Subarachnoid Hemorrhage

•	Pivotal, double-blind, placebo-controlled global study will compare EG-1962 to standard of care oral nimodipine

BERKELEY HEIGHTS, N.J. – July 29, 2016 – Edge Therapeutics, Inc. (Nasdaq: EDGE), a clinical-stage biotechnology company developing novel hospital-based therapies in the management of acute, life-threatening conditions, today announced that the first patient has been treated in NEWTON 2 (Nimodipine microparticles to Enhance recovery While reducing TOxicity after subarachNoid hemorrhage), a Phase 3, multi-center, multi-national, randomized, double-blind, placebo-controlled, parallel-group study comparing the efficacy and safety of EG-1962 to standard of care oral nimodipine in adults with an aneurysmal subarachnoid hemorrhage (aSAH) resulting from a ruptured brain aneurysm.

“The treatment of our first patient in NEWTON 2 is a significant milestone for Edge,” said Brian Leuthner, Co-Founder, President and Chief Executive Officer of Edge Therapeutics. “Our strong financial position and significant regulatory support, including EG-1962’s FDA Fast Track designation, potentially enables us to rapidly advance EG-1962 toward approval, so patients who’ve suffered this catastrophic event have the best chance at returning to a normal life.”

A ruptured brain aneurysm, caused by the weakening and subsequent rupturing of a blood vessel in the brain, is a life-threatening condition that affects more than 600,000 patients worldwide annually. In the U.S., more than 35,000 patients with ruptured brain aneurysms arrive alive at the hospital each year and, with current medical treatment, more than 75 percent die or suffer permanent brain damage within 30 days. The average age of a patient with a ruptured brain aneurysm in the U.S. is 52 years old.

“Delayed cerebral ischemia and the subsequent neurological deterioration is a devastating complication of subarachnoid hemorrhage,” said Sepideh Amin-Hanjani, M.D., study investigator and Professor of Neurosurgery, Co-Director of Neurovascular Surgery, Department of Neurosurgery at the University of Illinois Hospital and Health Sciences System, where the first patient has been enrolled. “We hope NEWTON 2 will duplicate the promising results of the Phase 1/2 NEWTON study so we may be able to provide a more effective, safe and convenient treatment option for patients than oral nimodipine.”

“NEWTON 2 brings us closer to fulfilling our mission of transforming the treatment paradigm for patients suffering from ruptured brain aneurysms,” said R. Loch Macdonald, M.D., Ph.D., Co-Founder and Chief Scientific Officer of Edge Therapeutics. “We look forward to working with the study sites and investigators to advance this meaningful treatment that has the potential to improve the lives of critically ill aSAH patients and have a positive impact on their loved ones."

About the NEWTON 2 Study

The pivotal, Phase 3 NEWTON 2 study will assess the safety and efficacy of EG-1962 (nimodipine microparticles) compared to standard of care oral nimodipine in approximately 374 adult patients. Patients in the experimental arm will receive a single 600 mg intraventricular injection of EG-1962 plus placebo capsules or tablets administered for up to 21 days. Patients in the active comparator arm will receive a single dose of intraventricular normal saline and up to 21 days of oral nimodipine capsules or tablets. The primary outcome measure will be the proportion of patients with a favorable outcome of six to eight as measured on the Extended Glasgow Outcome Scale (GOSE) over 90 days. Additional outcome measures are neurocognitive outcome at Day 90 measured by the Montreal Cognitive Assessment (MoCA), safety (including delayed cerebral infarction at day 30) and health economic endpoints.

About the NEWTON Study

In August 2015, Edge announced data from the Phase 1/2 NEWTON trial of EG-1962, which established a maximum tolerated dose of 800 mg and showed a 59 percent favorable outcome as compared to a 28 percent favorable outcome for patients treated with oral nimodipine. In addition, improved efficacy was supported by a reduction in vasospasm, delayed cerebral ischemia, reduced use of rescue therapies, and shorter intensive care and overall hospital lengths of stay. Safety results showed that no patients experienced EG-1962-related hypotension, compared to 17 percent of patients treated with oral nimodipine.

About EG-1962

EG-1962 is a novel polymeric nimodipine microparticle containing nimodipine suspended in a diluent of sodium hyaluronate. EG-1962 utilizes Edge’s proprietary PrecisaTM development platform and is designed to improve patient outcomes following aSAH. EG-1962 has been granted Fast Track designation by the U.S. Food and Drug Administration (FDA), and orphan drug designation by the FDA and the European Commission.

About Edge Therapeutics, Inc.

Edge Therapeutics, Inc. is a clinical-stage biotechnology company that discovers, develops and seeks to commercialize novel, hospital-based therapies capable of transforming treatment paradigms for the management of acute, life-threatening neurological conditions. EG-1962, Edge’s lead product candidate, has the potential to fundamentally improve patient outcomes and transform the management of aneurysmal subarachnoid hemorrhage, or aSAH, which is bleeding around the brain due to a ruptured brain aneurysm. For additional information about Edge, please visit www.edgetherapeutics.com.

Forward-Looking Statements

Any statements in this press release that are not historical in nature contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, without limitation, statements with respect to Edge’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “hopes,” “estimates,” “intends,” “plans,” “potential” or similar expressions, including statements about Edge’s strong financial position; EG-1962’s significant regulatory support and FDA Fast Track designation, which may enable Edge to advance the development of EG-1962 more rapidly; and the hope that NEWTON 2 will duplicate the promising results of the Phase 1/2 NEWTON study so Edge will be able to provide a more effective and safer treatment option for patients than oral nimodipine. These statements are based upon the current beliefs and expectations of Edge’s management and are subject to significant risks and uncertainties. Actual results may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various risk factors (many of which are beyond Edge’s control) as described under the heading “Risk Factors” in Edge’s filings with the United States Securities and Exchange Commission. Edge assumes no obligation to update or revise any forward-looking-statements contained in this press release whether as a result of new information or future events, except as may be required by law.

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Investor Contact:
Gregory Gin
Edge Therapeutics, Inc.
Tel: 1-800-208 EDGE (3343)
Email: ggin@edgetherapeutics.com

Media Contact:
Laura Bagby
6 Degrees
Tel: 312-448-8098
Email: lbagby@6degreespr.com